Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

SAN DIEGO, CALIFORNIA, August 6, 2025....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three and six months ended June 30, 2025. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.
COMPANY HIGHLIGHTS:
For the three months ended June 30, 2025:
•Net income available to common stockholders was $196.9 million, or $0.22 per share
•Adjusted Funds from Operations ("AFFO") per share was $1.05 per share
•Invested $1.2 billion at an initial weighted average cash yield of 7.2%
•Net Debt to Annualized Pro Forma Adjusted EBITDAre was 5.5x
•Settled 11.2 million shares of outstanding forward sale agreements through our At-The-Market ("ATM") program for gross proceeds of $628.7 million
•ATM forward agreements for a total of 11.6 million shares remain unsettled with total expected net proceeds of approximately $654.3 million, of which 4.0 million were sold in July 2025
•In June 2025, issued €650.0 million of 3.375% senior unsecured notes due June 2031, and €650.0 million of 3.875% senior unsecured notes due June 2035
•Achieved a rent recapture rate of 103.4% on properties re-leased

CEO Comments
"Realty Income’s ability to deliver attractive, consistent total operational returns across economic cycles reflects the fundamental strength of our platform, combining the benefits of scale, diversification, and disciplined execution," said Sumit Roy, Realty Income's President and Chief Executive Officer. "As demand for durable income solutions accelerates amidst a growing retiree demographic, and as corporations increasingly seek to unlock capital from real estate, we believe our model is well-positioned to thrive."
"Underscoring the power and breadth of this platform, we deployed $1.2 billion into investments during the second quarter at an initial weighted average cash yield of 7.2%. These results were bolstered by our growing presence in Europe, which accounted for 76% of our investment volume. Supported by consistent first half operating results and a robust pipeline of opportunities, we're pleased to increase our 2025 investment guidance to approximately $5.0 billion and raise the low-end of our AFFO per share guidance to a range of $4.24 - $4.28."
"With global reach for product, a data-driven approach to underwriting and portfolio management, and access to a deep and diverse pool of capital, Realty Income offers a unique value proposition. Looking ahead, we remain focused on generating favorable risk-adjusted returns and delivering consistent, long-term value to our shareholders."

Select Financial Results
The following summarizes our select financial results (dollars in millions, except per share data):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Total revenue	$1,410.4	$1,339.4	$2,790.9	$2,599.9
Net income available to common stockholders (1) (2)	$196.9	$256.8	$446.7	$386.5
Net income per share	$0.22	$0.29	$0.50	$0.45
Funds from operations available to common stockholders (FFO) (3)	$955.7	$929.1	$1,893.4	$1,714.8
FFO per share	$1.06	$1.07	$2.11	$2.01
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$956.1	$931.9	$1,894.0	$1,811.7
Normalized FFO per share	$1.06	$1.07	$2.11	$2.12
Adjusted funds from operations available to common stockholders (AFFO) (3)	$947.5	$921.1	$1,897.2	$1,783.9
AFFO per share	$1.05	$1.06	$2.11	$2.09
(1) The calculation to determine net income available to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results for the three and six months ended June 30, 2025 and 2024 were impacted by (i) provisions for impairment of $143.4 million and $260.0 million for the three and six months ended June 30, 2025, respectively, and $96.5 million and $185.9 million for the corresponding periods in 2024; and (ii) merger, transaction, and other costs, net of $2.8 million and $96.9 million during the three and six months ended June 30, 2024, respectively, related to our merger with Spirit Realty Capital, Inc. ("Spirit").
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger, transaction, and other costs, net and AFFO further adjusts Normalized FFO for unique revenue and expense items. Please see the Glossary for our definitions and explanations of how we utilize these metrics. Please see pages 10 and 11 herein for reconciliations to the most directly comparable GAAP measure.

Dividend Increases
In June 2025, we announced the 111th consecutive quarterly dividend increase, which is the 131st increase since our listing on the New York Stock Exchange ("NYSE") in 1994. The annualized dividend amount as of June 30, 2025 was $3.228 per share. The amount of monthly dividends paid per share increased 3.7% to $0.806 in the three months ended June 30, 2025, as compared to $0.777 for the same period in 2024, representing 76.8% of our diluted AFFO per share of $1.05 during the three months ended June 30, 2025.

Real Estate Portfolio Update
As of June 30, 2025, we owned or held interests in 15,606 properties, which were leased to 1,630 clients doing business in 91 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 9.0 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2025, portfolio occupancy was 98.6% with 212 properties available for lease or sale, as compared to 98.5% as of March 31, 2025, and 98.8% as of June 30, 2024. Our property-level occupancy rates exclude properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending, and include properties owned by unconsolidated joint ventures. Below is a summary of our portfolio activity for the periods indicated below:

Changes in Occupancy

Three months ended June 30, 2025
Properties available for lease at March 31, 2025	231
Lease expirations (1)	355
Re-leases to same client	(293)
Re-leases to new client	(17)
Vacant dispositions	(64)
Properties available for lease at June 30, 2025	212

Six months ended June 30, 2025
Properties available for lease at December 31, 2024	205
Lease expirations (1)	599
Re-leases to same client	(453)
Re-leases to new client	(26)
Vacant dispositions	(113)
Properties available for lease at June 30, 2025	212
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.
During the three months ended June 30, 2025, the new annualized base rent on re-leased units was $96.8 million, as compared to the previous annual rent of $93.6 million on the same units, representing a rent recapture rate of 103.4% on the re-leased units. Please see the Glossary for our definition of annualized base rent.
During the six months ended June 30, 2025, the new annualized base rent on re-leased units was $143.1 million, as compared to the previous annual rent of $138.1 million on the same units, representing a rent recapture rate of 103.6% on the re-leased units.

Investment Summary
The following table summarizes our investments in the U.S. and Europe for the periods indicated below:

	Number of Properties	Investment ($ in millions)	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Yield (1)	Weighted Average Term (Years)
Three months ended June 30, 2025
Acquisitions
U.S. real estate	24	$221.6	741	7.0%	20.9
Europe real estate	15	649.1	4,562	7.2%	13.2
Total real estate acquisitions	39	$870.7	5,303	7.1%	15.2
Real estate properties under development
U.S. real estate	53	60.7	1,648	7.3%	17.3
Europe real estate	10	17.5	433	7.1%	15.3
Total real estate properties under development	63	$78.2	2,081	7.3%	16.9
Europe other investments (2)	—	222.3	—	7.5%	4.5
Total investments (3)	102	$1,171.2	7,384	7.2%	13.1

Six months ended June 30, 2025
Acquisitions
U.S. real estate	58	$423.2	1,779	6.9%	16.8
Europe real estate	31	1,473.8	7,251	7.1%	8.0
Total real estate acquisitions	89	$1,897.0	9,030	7.0%	10.0
Real estate properties under development
U.S. real estate	74	137.4	2,206	7.3%	16.7
Europe real estate	13	86.2	433	7.4%	11.7
Total real estate properties under development	87	$223.6	2,639	7.3%	14.7
U.S. other investments (4)	—	200.9	—	10.2%	3.8
Europe other investments (2)	—	222.3	—	7.5%	4.5
Total investments (5)	176	$2,543.8	11,669	7.3%	9.2
(1)Initial Weighted Average Cash Yield is a supplemental operating measure. Cash Income used in the calculation of Initial Weighted Average Cash Yield for investments for the three and six months ended June 30, 2025 includes $2.7 million and $3.5 million, respectively, received as settlement credits as reimbursement of free rent periods. Please see the Glossary for our definitions of Initial Weighted Average Cash Yield and Cash Income.
(2)Includes two investments in loans secured by properties in the U.K.
(3)Clients we have invested in are 46.6% retail, 33.0% industrial, and 20.4% other based on Cash Income. Approximately 30% of the Cash Income generated from acquisitions was from investment grade rated clients, their subsidiaries or affiliated companies at the date of acquisition. Please see the Glossary for our definitions of Investment Grade Clients and Cash Income.
(4) Includes an investment in a loan for a development project.
(5) Clients we have invested in are 60.5% retail, 19.2% industrial, and 20.3% other based on Cash Income. Approximately 26% of the Cash Income generated from acquisitions was from investment grade rated clients, their subsidiaries or affiliated companies at the date of acquisition. Please see the Glossary for our definitions of Investment Grade Clients and Cash Income.

Same Store Rental Revenue
The following summarizes our same store rental revenue for 14,622 properties under lease for the three and six months ended June 30, 2025, respectively (dollars in millions):

	Three months ended June 30,		Six months ended June 30,		% Increase
	2025	2024	2025	2024	Three Months	Six Months
Same Store Rental Revenue	$1,166.7	$1,154.0	$2,333.7	$2,305.2	1.1%	1.2%
For purposes of comparability, Same Store Rental Revenue is presented on a constant currency basis using the applicable exchange rate as of June 30, 2025. Same Store Rental Revenue also includes our pro-rata share of rental revenue from properties owned by unconsolidated joint ventures and amounts attributable to noncontrolling interests based on their respective ownership percentages. Beginning with the second quarter of 2024, properties acquired through our merger with Spirit were considered under each element of our Same Store Pool criteria, except for the requirement that the property be owned for the full comparative period. If the property was owned by Spirit or Realty Income for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool. Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.
Property Dispositions
The following summarizes our property dispositions (dollars in millions):

	Three months ended June 30, 2025	Six months ended June 30, 2025
Properties sold	73	128
Net sales proceeds	$116.8	$209.4
Gain on sale of real estate	$38.6	$61.1
Liquidity and Capital Markets
Liquidity
As of June 30, 2025, we had $5.1 billion of liquidity, which consists of cash and cash equivalents of $800.4 million, unsettled ATM forward equity of $422.8 million, and $3.9 billion of availability under our $5.38 billion credit facilities, net of $1.4 billion of borrowing on the revolving credit facilities and after deducting $98.6 million in borrowings under our commercial paper programs. We use our revolving credit facilities as a liquidity backstop for the repayment of the notes issued under our commercial paper programs.
Capital Raising
During the three months ended June 30, 2025, we raised $631.6 million of proceeds from the sale of common stock at a weighted average price of $56.39 per share, primarily through the sale of approximately 11.2 million shares of common stock pursuant to forward sale agreements through our ATM program. As of June 30, 2025, there were approximately 7.6 million shares of unsettled common stock subject to forward sale agreements through our ATM program, representing approximately $422.8 million in expected net proceeds and a weighted average initial gross price of $56.81 per share. ATM net sale proceed amounts assume full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates.
In June 2025, we issued €650.0 million of 3.375% senior unsecured notes due June 2031 (the “2031 notes”), and €650.0 million of 3.875% senior unsecured notes due June 2035 (the “2035 notes”). The public offering price for the 2031 Notes was 99.568% of the principal amount for an effective annual yield to maturity of 3.456%, and the public offering price for the 2035 Notes was 99.552% of the principal amount for an effective annual yield to maturity of 3.930%. Combined, the notes have a weighted average tenor of approximately 8.0 years and a weighted average annual yield to maturity of 3.693%.
In April 2025, we issued $600.0 million of 5.125% senior unsecured notes due April 2035 (the "April 2035 Notes"). The public offering price for the April 2035 Notes was 98.371% of the principal amount for an effective semi-annual yield to maturity of 5.337%. Interest is paid semi-annually.
In April 2025, we recast and expanded our unsecured credit facilities to $5.38 billion, including a new $1.38 billion unsecured credit facility for our U.S. Core Plus Fund ("Fund Facilities"). The Realty Income revolving credit facility was upsized to $4.0 billion with an accordion expansion feature up to $5.0 billion, while the Fund Facilities include a $1.0 billion revolving credit facility and a $380.0 million delayed draw term loan, expandable to $2.0 billion.

Guidance
Summarized below are approximate estimates of the key components of our 2025 earnings guidance:

	Revised 2025 Guidance	Prior 2025 Guidance(1)	YTD Actuals at June 30, 2025
Net income per share(2)	$1.29 - $1.33	$1.40 - $1.46	$0.50
Real estate depreciation per share	$2.72	$2.70	$1.40
Other adjustments per share(3)	$0.23	$0.12	$0.21
AFFO per share(4)	$4.24 - $4.28	$4.22 - $4.28	$2.11
Same store rent growth	Approx 1.0%	Approx 1.0%	1.2%
Occupancy	Over 98%	Over 98%	98.6%
Cash G&A expenses (% of total revenue)(5)(6)	Approx 3.0%	Approx 3.0%	3.0%
Property expenses (non-reimbursements) (% of total revenue)(5)	1.4% - 1.7%	1.4% - 1.7%	1.5%
Income tax expenses	$80 - $90 million	$80 - $90 million	$40 million
Investment volume	Approx $5.0 billion	Approx $4.0 billion	$2.5 billion

(1) As issued on May 5, 2025.
(2) Net income per share excludes future impairment and foreign currency or derivative gains or losses due to the inherent unpredictability of forecasting these items.
(3) Includes net adjustments for gains or losses on sales of properties, impairments, and merger, transaction, and other non-recurring costs.
(4) AFFO per share excludes merger, transaction, and other costs, net.
(5) Cash G&A represents 'General and administrative' expenses as presented in our consolidated statements of income and comprehensive income, less share-based compensation costs. Total revenue excludes client reimbursements.

(6) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.4% - 3.7% in 2025.

Conference Call Information
In conjunction with the release of our operating results, we will host a conference call on August 6, 2025 at 2:00 p.m. PDT to discuss the operating results. To access the conference call, dial (833) 816-1264 (United States) or (412) 317-5632 (International). When prompted, please ask for the Realty Income conference call.
A telephone replay of the conference call can also be accessed by calling (877) 344-7529 (United States) or (412) 317-0088 (International) and entering the conference ID 6427300. The telephone replay will be available through August 13, 2025.
A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.
Supplemental Materials
Supplemental Operating and Financial Data for the three and six months ended June 30, 2025 is available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.
About Realty Income
Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies®. Founded in 1969, we serve our clients as a full-service real estate capital provider. As of June 30, 2025, we have a portfolio of over 15,600 properties in all 50 U.S. states, the U.K., and seven other countries in Europe. We are known as “The Monthly Dividend Company®” and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our founding, we have declared 661 consecutive monthly dividends and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for over 30 consecutive years. Additional information about the company can be found at www.realtyincome.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio including management thereof; our platform; growth strategies, investment pipeline, and intentions to acquire or dispose of properties (including geographies, timing, partners, clients and terms); re-leases, re-development and speculative development of properties and expenditures related thereto; operations and results; the announcement of operating results, strategy, plans, and the intentions of management; guidance; our share repurchase program; settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program; dividends, including the amount, timing and payments of dividends; and macroeconomic and other business trends, including interest rates and trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding (including the terms and partners of such funding); volatility and uncertainty in the credit and financial markets; other risks inherent in the real estate business including our clients' solvency, client defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; volatility and changes in domestic and foreign laws and the application, enforcement or interpretation thereof (including with respect to tax laws and rates); property ownership through co-investment ventures, funds, joint ventures, partnerships and other arrangements which, among other things, may transfer or limit our control of the underlying investments; epidemics or pandemics; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the anticipated benefits from mergers, acquisitions, co-investment ventures, funds, joint ventures, partnerships and other arrangements; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Past operating results and performance are provided for informational purposes and are not a guarantee of future results. There can be no assurance that historical trends will continue. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release and forecasts made in the forward-looking statements discussed in this press release might not materialize. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Relations:
Steve Bakke
Senior Vice President, Corporate Finance
+1 858 284 5425
sbakke@realtyincome.com

Kelsey Mueller
Vice President, Investor Relations
+1 858 284 5023
kmueller@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
REVENUE
Rental (including reimbursements) (1)	$1,338,188	$1,284,728	$2,651,245	$2,492,897
Other	72,190	54,715	139,638	107,031
Total revenue	1,410,378	1,339,443	2,790,883	2,599,928
EXPENSES
Depreciation and amortization	647,849	605,570	1,256,784	1,186,634
Interest	283,824	246,931	552,198	487,545
Property (including reimbursements)	107,422	99,851	214,103	189,212
General and administrative	49,329	45,070	93,373	85,912
Provisions for impairment	143,363	96,458	259,952	185,947
Merger, transaction, and other costs, net	331	2,754	610	96,858
Total expenses	1,232,118	1,096,634	2,377,020	2,232,108
Gain on sales of real estate	38,566	25,153	61,103	41,727
Foreign currency and derivative (loss) gain, net	(4,388)	511	(6,933)	4,557
Equity in earnings of unconsolidated entities	3,269	2,029	7,626	353
Other income, net	7,369	6,108	14,536	11,554
Income before income taxes	223,076	276,610	490,195	426,011
Income taxes	(24,065)	(15,642)	(39,722)	(31,144)
Net income	199,011	260,968	450,473	394,867
Net income attributable to noncontrolling interests	(2,092)	(1,577)	(3,739)	(3,192)
Net income attributable to the Company	196,919	259,391	446,734	391,675
Preferred stock dividends	—	(2,587)	—	(5,175)
Net income available to common stockholders	$196,919	$256,804	$446,734	$386,500
Funds from operations available to common stockholders (FFO)	$955,748	$929,133	$1,893,403	$1,714,816
Normalized funds from operations available to common stockholders (Normalized FFO)	$956,079	$931,887	$1,894,013	$1,811,674
Adjusted funds from operations available to common stockholders (AFFO)	$947,491	$921,074	$1,897,207	$1,783,945
Amounts available to common stockholders per common share:
Net income per common share:
Basic	$0.22	$0.30	$0.50	$0.45
Diluted	$0.22	$0.29	$0.50	$0.45
FFO per common share, basic and diluted	$1.06	$1.07	$2.11	$2.01
Normalized FFO per common share, basic and diluted	$1.06	$1.07	$2.11	$2.12
AFFO per common share, basic and diluted	$1.05	$1.06	$2.11	$2.09
Cash dividends paid per common share	$0.8055	$0.7765	$1.6015	$1.5460
(1) Includes client reimbursements of $87.4 million and $80.6 million for the three months ended June 30, 2025 and 2024, respectively, and $174.8 million and $153.3 million for the six months ended June 30, 2025 and 2024, respectively. Additionally, includes reserves to rental revenue, exclusive of non-cash reserves, of $10.9 million and $8.0 million for the three months ended June 30, 2025 and 2024, respectively, and $17.1 million and $9.2 million for the six months ended June 30, 2025 and 2024, respectively.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share amounts) (unaudited)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions and explanations of how we utilize these metrics.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024

Net income available to common stockholders	$196,919	$256,804	$446,734	$386,500
Depreciation and amortization	647,849	605,570	1,256,784	1,186,634
Depreciation of furniture, fixtures and equipment	(604)	(610)	(1,142)	(1,233)
Provisions for impairment of real estate	142,254	87,204	239,672	175,401
Gain on sales of real estate	(38,566)	(25,153)	(61,103)	(41,727)
Proportionate share of adjustments for unconsolidated entities	9,085	6,380	15,340	11,054
FFO adjustments allocable to noncontrolling interests	(1,189)	(1,062)	(2,882)	(1,813)
FFO available to common stockholders	$955,748	$929,133	$1,893,403	$1,714,816
FFO allocable to dilutive noncontrolling interests	2,417	1,595	4,842	2,935
Diluted FFO	$958,165	$930,728	$1,898,245	$1,717,751

FFO available to common stockholders	$955,748	$929,133	$1,893,403	$1,714,816
Merger, transaction, and other costs, net	331	2,754	610	96,858
Normalized FFO available to common stockholders	$956,079	$931,887	$1,894,013	$1,811,674
Normalized FFO allocable to dilutive noncontrolling interests	2,417	1,595	4,842	2,935
Diluted Normalized FFO	$958,496	$933,482	$1,898,855	$1,814,609

FFO per common share, basic and diluted	$1.06	$1.07	$2.11	$2.01
Normalized FFO per common share, basic and diluted	$1.06	$1.07	$2.11	$2.12
Distributions paid to common stockholders	$727,450	$676,215	$1,439,274	$1,312,714
FFO after distributions	$228,298	$252,918	$454,129	$402,102
Normalized FFO after distributions	$228,629	$255,672	$454,739	$498,960
Weighted average number of common shares used for FFO and Normalized FFO:
Basic	902,966	870,319	897,338	852,621
Diluted	906,398	872,520	900,797	854,806

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share amounts) (unaudited)

AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric. Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported AFFO.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net income available to common stockholders	$196,919	$256,804	$446,734	$386,500
Cumulative adjustments to calculate Normalized FFO (1)	759,160	675,083	1,447,279	1,425,174
Normalized FFO available to common stockholders	956,079	931,887	1,894,013	1,811,674
Debt-related non-cash items:
Amortization of net debt discounts and deferred financing costs	8,257	799	14,890	2,196
Amortization of acquired interest rate swap value (2)	3,555	3,710	7,266	6,514
Capital expenditures from operating properties:
Leasing costs and commissions	(1,985)	(2,129)	(2,865)	(3,056)
Recurring capital expenditures	(221)	(52)	(240)	(52)
Other non-cash items:
Non-cash change in allowance for credit losses (3)	1,109	9,254	20,280	10,546
Amortization of share-based compensation	8,110	7,267	14,009	16,519
Straight-line rent and expenses, net	(30,226)	(47,587)	(74,038)	(92,447)
Amortization of above and below-market leases, net	6,287	13,806	21,613	28,080
Deferred tax expense	413	—	309	—
Proportionate share of adjustments for unconsolidated entities	(1,678)	(538)	(1,641)	382
Other adjustments (4)	(2,209)	4,657	3,611	3,589
AFFO available to common stockholders	$947,491	$921,074	$1,897,207	$1,783,945
AFFO allocable to dilutive noncontrolling interests	2,401	1,587	4,802	2,946
Diluted AFFO	$949,892	$922,661	$1,902,009	$1,786,891
AFFO per common share, basic and diluted	$1.05	$1.06	$2.11	$2.09
Distributions paid to common stockholders	$727,450	$676,215	$1,439,274	$1,312,714
AFFO after distributions	$220,041	$244,859	$457,933	$471,231
Weighted average number of common shares used for AFFO:
Basic	902,966	870,319	897,338	852,621
Diluted	906,398	872,520	900,797	854,806
(1)See Normalized FFO calculations on page 10 for reconciling items.
(2)Includes the amortization of the purchase price allocated to interest rate swaps acquired in the Spirit merger.
(3)Credit losses primarily relate to the impairment of financing receivables.
(4)Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.

HISTORICAL FFO AND AFFO
(in thousands, except per share amounts) (unaudited)

For the three months ended June 30,	2025	2024	2023	2022	2021
Net income available to common stockholders	$196,919	$256,804	$195,415	$223,207	$124,479
Depreciation and amortization, net of furniture, fixtures and equipment	647,245	604,960	471,981	408,948	187,716
Provisions for impairment of real estate	142,254	87,204	29,815	7,691	17,246
Gain on sales of real estate	(38,566)	(25,153)	(7,824)	(40,572)	(14,901)
Proportionate share of adjustments for unconsolidated entities	9,085	6,380	(465)	9,860	—
FFO adjustments allocable to noncontrolling interests	(1,189)	(1,062)	(937)	(319)	(165)
FFO available to common stockholders	$955,748	$929,133	$687,985	$608,815	$314,375
Merger, transaction, and other costs, net	331	2,754	341	2,729	13,298
Normalized FFO available to common stockholders	$956,079	$931,887	$688,326	$611,544	$327,673
FFO per diluted share	$1.06	$1.07	$1.02	$1.01	$0.84
Normalized FFO per diluted share	$1.06	$1.07	$1.02	$1.02	$0.88
AFFO available to common stockholders	$947,491	$921,074	$671,737	$583,728	$327,647
AFFO per diluted share	$1.05	$1.06	$1.00	$0.97	$0.88
Cash dividends paid per common share	$0.8055	$0.7765	$0.7650	$0.7410	$0.7050
Weighted average diluted shares outstanding - FFO, Normalized FFO, and AFFO	906,398	872,520	676,388	603,091	374,804

For the six months ended June 30,	2025	2024	2023	2022	2021
Net income available to common stockholders	$446,734	$386,500	$420,431	$422,576	$220,419
Depreciation and amortization, net of furniture, fixtures and equipment	1,255,642	1,185,401	922,916	812,232	365,330
Provisions for impairment of real estate	239,672	175,401	42,993	14,729	19,966
Gain on sales of real estate	(61,103)	(41,727)	(12,103)	(50,728)	(23,302)
Proportionate share of adjustments for unconsolidated entities	15,340	11,054	(465)	12,095	—
FFO adjustments allocable to noncontrolling interests	(2,882)	(1,813)	(1,496)	(673)	(331)
FFO available to common stockholders	$1,893,403	$1,714,816	$1,372,276	$1,210,231	$582,082
Merger, transaction, and other costs, net	610	96,858	1,648	9,248	13,298
Normalized FFO available to common stockholders	$1,894,013	$1,811,674	$1,373,924	$1,219,479	$595,380
FFO per diluted share	$2.11	$2.01	$2.05	$2.02	$1.56
Normalized FFO per diluted share	$2.11	$2.12	$2.06	$2.04	$1.60
AFFO available to common stockholders	$1,897,207	$1,783,945	$1,322,466	$1,163,826	$645,869
AFFO per diluted share	$2.11	$2.09	$1.98	$1.94	$1.73
Cash dividends paid per common share	$1.6015	$1.5460	$1.5165	$1.4805	$1.4085
Weighted average diluted shares outstanding - FFO, Normalized FFO and AFFO	900,797	854,806	669,903	599,201	373,435

ADJUSTED EBITDAre
(dollars in thousands) (unaudited)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre, Net Debt/Annualized Pro Forma Adjusted EBITDAre, Net Debt and Preferred Stock/ Annualized Adjusted EBITDAre, and Net Debt and Preferred Stock/ Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended June 30,
	2025		2024
Net income	$199,011		$260,968
Interest	283,824		246,931
Income taxes	24,065		15,642
Depreciation and amortization	647,849		605,570
Provisions for impairment	143,363		96,458
Merger, transaction, and other costs, net	331		2,754
Gain on sales of real estate	(38,566)		(25,153)
Foreign currency and derivative loss (gain), net	4,388		(511)
Proportionate share of adjustments from unconsolidated entities	19,774		16,911
Quarterly Adjusted EBITDAre	$1,284,039		$1,219,570
Annualized Adjusted EBITDAre (1)	$5,136,156		$4,878,280
Annualized Pro Forma Adjustments	$56,842		$33,813
Annualized Pro Forma Adjusted EBITDAre	$5,192,998		$4,912,093
Total debt per the consolidated balance sheet, excluding deferred financing costs and net discounts	$28,665,619		$25,712,293
Proportionate share of unconsolidated entities debt, excluding deferred financing costs	659,190		659,190
Less: Cash and cash equivalents	(800,447)		(442,820)
Net Debt (2)	$28,524,362		$25,928,663
Preferred Stock	—		167,394
Net Debt and Preferred Stock	$28,524,362		$26,096,057
Net Debt/Annualized Adjusted EBITDAre	5.6	x	5.3	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.5	x	5.3	x
Net Debt and Preferred Stock/ Annualized Adjusted EBITDAre	5.6	x	5.3	x
Net Debt and Preferred Stock/ Annualized Pro Forma Adjusted EBITDAre	5.5	x	5.3	x
(1) We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(2) Net Debt is total debt per our consolidated balance sheets, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents.

The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S GAAP, consist of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The following table summarizes our Annualized Pro Forma Adjustments related to our Annualized Pro Forma Adjusted EBITDAre calculation for the periods indicated below (in thousands):

	Three months ended June 30,
	2025	2024
Annualized pro forma adjustments from investments acquired or stabilized	$61,709	$39,329
Annualized pro forma adjustments from investments disposed	(4,867)	(5,516)
Annualized Pro Forma Adjustments	$56,842	$33,813

Adjusted Free Cash Flow
(in thousands) (unaudited)

Adjusted Free Cash Flow and Annualized Adjusted Free Cash Flow are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Six months ended June 30,
	2025	2024
Net cash provided by operating activities	$1,848,185	$1,759,845
Changes in net working capital	4,203	(37,219)
Capital expenditures (1)	(32,838)	(33,014)
Distributions paid to common stockholders	(1,439,274)	(1,312,714)
Distributions paid to preferred stockholders	—	(5,175)
Merger, transaction, and other costs, net (2)	610	72,107
Adjusted Free Cash Flow	$380,886	$443,830
Annualized Adjusted Free Cash Flow	$761,772	$887,660
(1) Excludes capital expenditures which directly generate incremental rental revenue on our leases.
(2) Excludes share-based compensation costs recognized in merger, transaction, and other costs, net during the six months ended June 30, 2024.

Reconciliation of Same Store Rental Revenue to Rental Revenue (Including Reimbursements)
(in thousands) (unaudited)

Same store rental revenue is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric.

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Rental revenue (including reimbursements)	$1,338,188	$1,284,728	$2,651,245	2,492,897
Constant currency adjustment (1)	6,758	14,995	33,702	28,063
Straight-line rent and other non-cash adjustments	6,251	(4,640)	943	(10,492)
Contractually obligated reimbursements by our clients	(87,951)	(81,703)	(176,906)	(156,746)
Revenue from excluded properties (2)	(105,665)	(58,527)	(201,931)	(108,750)
Other excluded revenue (3)	(8,956)	(15,867)	(9,990)	(16,060)
Add: Spirit rental revenue (4)	—	—	—	48,560
Revenue from unconsolidated entities (5)	19,875	16,838	40,243	31,324
Revenue attributable to noncontrolling interests (6)	(1,817)	(1,796)	(3,632)	(3,583)
Same Store Rental Revenue	$1,166,683	$1,154,028	$2,333,674	$2,305,213
(1)For purposes of comparability, Same Store Rental Revenue is presented on a constant currency basis using the applicable exchange rate as of June 30, 2025.
(2)Please see the Glossary for our definitions of Same Store Pool and Same Store Rental Revenue.
(3)"Other excluded revenue" primarily consists of reimbursements related to lease termination fees and other settlement income.
(4)Amounts for the six months ended June 30, 2024 represent rental revenue from Spirit properties, which were not included in our financial statements prior to the close of the merger with Spirit on January 23, 2024.
(5)Represents our pro-rata share of rental revenue from properties owned by unconsolidated joint ventures.
(6)Represents the portion of rental revenue attributable to noncontrolling interest based on their pro-rata ownership.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Real estate held for investment, at cost:
Land	$18,047,444	$17,320,520
Buildings and improvements	42,694,467	40,974,535
Total real estate held for investment, at cost	60,741,911	58,295,055
Less accumulated depreciation and amortization	(8,143,997)	(7,381,083)
Real estate held for investment, net	52,597,914	50,913,972
Real estate and lease intangibles held for sale, net	117,196	94,979
Cash and cash equivalents	800,447	444,962
Accounts receivable, net	962,052	877,668
Lease intangible assets, net	6,034,146	6,322,992
Goodwill	4,932,199	4,932,199
Investment in unconsolidated entities	1,225,738	1,229,699
Other assets, net	4,754,381	4,018,568
Total assets	$71,424,073	$68,835,039

LIABILITIES AND EQUITY
Distributions payable	$248,345	$238,045
Accounts payable and accrued expenses	954,079	759,416
Lease intangible liabilities, net	1,580,991	1,635,770
Other liabilities	925,292	923,128
Revolving credit facilities and commercial paper	1,472,185	1,130,201
Term loans, net	1,955,547	2,358,417
Mortgages payable, net	38,427	80,784
Notes payable, net	24,885,872	22,657,592
Total liabilities	$32,060,738	$29,783,353
Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 914,285 and 891,511 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	$48,708,721	$47,451,068
Distributions in excess of net income	(9,651,395)	(8,648,559)
Accumulated other comprehensive income	95,780	38,229
Total stockholders’ equity	$39,153,106	$38,840,738
Noncontrolling interests	210,229	210,948
Total equity	$39,363,335	$39,051,686
Total liabilities and equity	$71,424,073	$68,835,039

GLOSSARY
Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss and merger, transaction, and other costs, net. We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) provisions for impairment, (v) merger, transaction, and other costs, net, (vi) gain on sales of real estate, (vii) foreign currency and derivative gain and loss, net, and (viii) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
Adjusted Free Cash Flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, less certain capital expenditures, dividends paid, merger, transaction, and other costs, net, and changes in net working capital. The Company updated its definition of Adjusted Free Cash Flow in the first quarter 2025 and all periods were recast to reflect the change. We believe adjusted free cash flow to be a useful liquidity measure for us and our investors by helping to evaluate our ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, adjusted free cash flow reflects our ability to grow our business through investments and acquisitions, as well as our ability to return cash to shareholders through dividends. Adjusted free cash flow is not considered under generally accepted accounting principles to be a primary measure of an entity’s residual cash flow available for discretionary spending, and accordingly should not be considered an alternative to operating income, net income, or amounts shown in our consolidated statements of cash flows.
Annualized Adjusted Free Cash Flow, a non-GAAP financial measure, is calculated by annualizing Adjusted Free Cash Flow.
Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies used by the investment community. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.
Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre.
Annualized Base Rent of our acquisitions and properties under development is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent, interest income on loans and preferred equity investments, and including our pro rata share of such revenues from properties owned by unconsolidated joint ventures. We believe total annualized base rent is a useful supplemental operating measure, as it excludes entities that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Total annualized base rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented.
Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds.
Cash Income represents expected rent for real estate acquisitions as well as rent to be received upon completion of the properties under development. For unconsolidated entities, this represents our pro rata share of the cash income. For loans receivable and preferred equity investments, this represents earned interest income and preferred dividend income, respectively.
Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.
Initial Weighted Average Cash Yield for acquisitions and properties under development is computed as Cash Income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us), and includes our pro-rata share of Cash Income from unconsolidated joint ventures. Initial weighted average cash yield for loans receivable is computed using the Cash Income for the first twelve months following the acquisition date, divided by the total cost of the investment.
Investment Grade Clients are our clients, our clients that are subsidiaries or affiliates of companies, and credit investments secured with a real estate property leased to a tenant, that as of the balance sheet date, have a credit rating of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

GLOSSARY (Continued)
Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre.
Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre.
Net Debt and Preferred Stock/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents) plus our preferred stock, divided by Annualized Adjusted EBITDAre. In September 2024, we redeemed all 6.9 million shares of Realty Income Series A Preferred Stock outstanding.
Net Debt and Preferred Stock/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, plus preferred stock, less cash and cash equivalents) divided by Annualized Pro Forma Adjusted EBITDAre. In September 2024, we redeemed all 6.9 million shares of Realty Income Series A Preferred Stock outstanding.
Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger, transaction, and other costs, net.
Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time,(ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced.
Same Store Rental Revenue excludes straight-line rent, the amortization of above and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue. We present same store rental revenue on a pro rata basis to account for our share of same store rental revenue related to unconsolidated and consolidated joint ventures. For purposes of comparability, we calculate our pro rata share using our ownership percentage as of June 30, 2025 to same store rental revenue throughout the three and six month periods in both 2024 and 2025.